Exhibit 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza Announces First Quarter 2015 Financial Results

Continued Global Momentum with Strong Sales and EPS Growth

ANN ARBOR, Michigan, April 23, 2015: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the first quarter of 2015, comprised of strong same store sales results and store count growth, which resulted in robust EPS growth. Domestic same store sales grew 14.5% during the quarter versus the year-ago period, continuing the positive sales momentum in the Company’s domestic business. The international division also posted strong results with quarterly same store sales growth of 7.8%, marking the 85th consecutive quarter of international same store sales growth. The Company had global net store growth of 110 stores in the first quarter of 2015.

Diluted EPS was 81 cents for the first quarter, which was up 14.1% over the Company’s reported EPS in the prior year quarter, and up 19.1% over the Company’s adjusted EPS in the prior year quarter. During the quarter, the Company repurchased 290,877 shares of its common stock for approximately $29.5 million. The Board of Directors also declared a 31-cent per share quarterly dividend for shareholders of record as of June 15, 2015, to be paid on June 30, 2015.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “We had an outstanding start to 2015. Strong global sales, store growth and technology advancements all demonstrated the fundamental strength of the Domino's brand.”

First Quarter Highlights:

(dollars in millions, except per share data)	First Quarter of 2015	First Quarter of 2014
Net income	$46.3	$40.5
Weighted average diluted shares	57,013,552	57,372,471
Diluted earnings per share, as reported	$0.81	$0.71
Items affecting comparability*	—	(0.02)
Diluted earnings per share, as adjusted*	$0.81	$0.68
*	Refer to the Items Affecting Comparability section on page three for additional details. Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation.
•

Revenues were up 10.6% for the first quarter versus the prior year period, due primarily to higher supply chain revenues from increased volumes and increased sales of equipment to stores in connection with the Company’s store reimaging program. Increased domestic franchise and Company-owned store revenues and higher international revenues resulting from both same store sales and store count growth also contributed to this increase.

•

Net Income was up 14.4% for the first quarter versus the prior year period, driven by domestic and international same store sales growth, global store count growth and higher supply chain volumes. This was offset in part by the negative impact of foreign currency exchange rates.

•

Diluted EPS was 81 cents for the first quarter versus 71 cents in the prior year quarter. The diluted EPS of 81 cents for the quarter was 13 cents, or 19.1% higher than the prior year quarter’s adjusted EPS of 68 cents. (See the Items Affecting Comparability section on page three and the Comments on Regulation G section on page four.)

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Domino’s Pizza:  Q1 2015 Earnings Release, Page Two

The table below outlines certain statistical measures utilized by the Company to analyze its performance.  Refer to the Comments on Regulation G section on page four for additional details.

	First Quarter of 2015	First Quarter of 2014
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+ 15.9%	+ 1.5%
Domestic franchise stores	+ 14.4%	+ 5.2%
Domestic stores	+ 14.5%	+ 4.9%
International stores (excluding foreign currency impact)	+ 7.8%	+ 7.4%

Global retail sales growth: (versus prior year period)
Domestic stores	+ 16.5%	+ 6.3%
International stores	+ 5.0%	+ 11.7%
Total	+ 10.4%	+ 9.1%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+ 16.5%	+ 6.3%
International stores	+ 16.4%	+ 15.9%
Total	+ 16.4%	+ 11.3%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at December 28, 2014	377	4,690	5,067	6,562	11,629
Openings	2	20	22	140	162
Closings	—	(5)	(5)	(47)	(52)
Store count at March 22, 2015	379	4,705	5,084	6,655	11,739
First quarter 2015 net change	2	15	17	93	110
Trailing four quarters net change	3	90	93	658	751

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning.  As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its first quarter 2015 financial results.  The call can be accessed by dialing (888) 400-9978 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at biz.dominos.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International), Conference ID 71614586. The webcast will also be archived for 30 days on biz.dominos.com.

Share Repurchases

During the first quarter of 2015, the Company repurchased and retired 290,877 shares of its common stock under its open market share repurchase program for approximately $29.5 million, or an average price of $101.46 per share. Subsequent to the first quarter of 2015 and through April 16, 2015, the Company repurchased and retired 177,695 shares of its common stock for approximately $18.0 million, or an average of $101.49 per share. As of April 16, 2015, the Company had approximately $85.2 million remaining under the program.

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Domino’s Pizza:  Q1 2015 Earnings Release, Page Three

Dividends

On April 21, 2015, the Board of Directors declared a 31 cent per share quarterly dividend for shareholders of record as of June 15, 2015, to be paid on June 30, 2015.

Items Affecting Comparability

The Company’s reported financial results for the first quarter of 2015 are not comparable to the reported financial results for the equivalent period in 2014. The table below presents certain items that affect comparability between 2015 and 2014 financial results. The Company believes that including such information is critical to the understanding of its financial results for the first quarter of 2015 as compared to the same period in 2014 (See the Comments on Regulation G section on page four for additional details).

	First Quarter of 2014
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact
2014 items affecting comparability:
Gain on the sale of Company-owned stores (1)	$1,652	$1,033	$0.02
Deferred tax asset valuation allowance reversal (2)	—	329	0.01
Total of 2014 items*	$1,652	$1,362	$0.02
*	Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation.
(1)	Represents the gain recognized on the sale of 14 Company-owned stores to a franchisee. The gain is net of a reduction in goodwill of approximately $0.5 million.
(2)

As a result of the capital gain recognized in connection with the sale of Company-owned stores, the Company was able to utilize a portion of a previously unrecognized benefit of a capital loss carry forward.

Liquidity

As of March 22, 2015, the Company had approximately:

•	$75.0 million of unrestricted cash and cash equivalents;
•	$1.53 billion in total debt; and
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$55.9 million of available borrowings under its $100.0 million variable funding notes, net of letters of credit issued of $44.1 million. The Company has collateralized these letters of credit with restricted cash, and has the ability to access this cash with minimal notice.

The Company’s cash borrowing rate averaged 5.3% in both the first quarter of 2015 and the first quarter of 2014. Additionally, the Company invested $7.6 million in capital expenditures during the first quarter of 2015, versus $6.6 million in the first quarter of 2014.

Free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $77.1 million in the first quarter of 2015.

(in thousands)	First Quarter of 2015
Net cash provided by operating activities	$84,745
Capital expenditures	(7,600)
Free cash flow	$77,145

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Domino’s Pizza: Q1 2015 Earnings Release, Page Four

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year period discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

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Domino’s Pizza: Q1 2015 Earnings Release, Page Five

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery and digital ordering technology, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 11,700 stores in over 75 international markets. Domino’s had global retail sales of over $8.9 billion in 2014, comprised of more than $4.1 billion in the U.S. and nearly $4.8 billion internationally. In the first quarter of 2015, Domino’s had global retail sales of over $2.2 billion, comprised of $1.1 billion in the U.S. and $1.1 billion internationally. Its system is comprised of franchise owners who accounted for nearly 97% of Domino's Pizza stores as of the first quarter of 2015. Emphasis on technology innovation helped Domino’s generate approximately 50% of U.S. sales from digital channels at the end of 2014, and reach an estimated run rate of $4 billion annually in global digital sales. Domino’s features an ordering app lineup that covers nearly 95% of the U.S. smartphone market and, in June 2014, debuted voice ordering for its iPhone® and Android™ apps, a true technology first within traditional and e-commerce retail.

Order – www.dominos.com

Mobile – http://mobile.dominos.com

Digital Info – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – http://twitter.com/dominos

Facebook – http://www.facebook.com/dominos

YouTube – http://www.youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view a schedule of upcoming earnings releases, significant announcements and conference webcasts.

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Domino’s Pizza: Q1 2015 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product, digital ordering and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; and our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in foreign currency exchange rates; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release, and you should not rely on such statements as representing the views of the Company as of any subsequent date. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

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Domino’s Pizza:  Q1 2015 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	March 22, 2015	% of Total Revenues	March 23, 2014	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$92,375		$82,457
Domestic franchise	61,774		53,421
Supply chain	311,656		284,334
International	36,222		33,640
Total revenues	502,027	100.0%	453,852	100.0%

Cost of sales:
Domestic Company-owned stores	68,152		62,791
Supply chain	276,809		254,019
Total cost of sales	344,961	68.7%	316,810	69.8%
Operating margin	157,066	31.3%	137,042	30.2%
General and administrative	62,813	12.5%	52,867	11.6%
Income from operations	94,253	18.8%	84,175	18.6%

Interest expense, net	(20,071)	(4.0)%	(20,295)	(4.5)%
Income before provision for income taxes	74,182	14.8%	63,880	14.1%

Provision for income taxes	27,893	5.6%	23,406	5.2%
Net income	$46,289	9.2%	$40,474	8.9%

Earnings per share:
Common stock – diluted	$0.81		$0.71

Dividends declared per share	$0.31		$0.25

Domino’s Pizza:  Q1 2015 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 22, 2015	December 28, 2014
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$74,991	$30,855
Restricted cash and cash equivalents	121,533	120,954
Accounts receivable	118,085	118,395
Inventories	37,899	37,944
Advertising fund assets, restricted	72,555	72,055
Other assets	20,978	48,158
Total current assets	446,041	428,361

Property, plant and equipment, net	114,744	114,046

Other assets	76,196	76,873

Total assets	$636,981	$619,280

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$234	$565
Accounts payable	88,323	86,552
Dividends payable	17,579	14,351
Advertising fund liabilities	72,555	72,055
Other accrued liabilities	96,622	92,085
Total current liabilities	275,313	265,608

Long-term liabilities:
Long-term debt, less current portion	1,527,202	1,523,546
Other accrued liabilities	48,044	49,591
Total long-term liabilities	1,575,246	1,573,137

Total stockholders’ deficit	(1,213,578)	(1,219,465)

Total liabilities and stockholders’ deficit	$636,981	$619,280

Domino’s Pizza:  Q1 2015 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Quarter Ended
	March 22, 2015	March 23, 2014
(In thousands)
Cash flows from operating activities:
Net income	$46,289	$40,474
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	7,347	6,421
(Gain) loss on sale/disposal of assets	150	(1,556)
Amortization of deferred financing costs	1,274	1,390
Provision for deferred income taxes	198	700
Non-cash compensation expense	4,466	4,455
Tax impact from equity-based compensation	(4,677)	(7,834)
Other	74	45
Changes in operating assets and liabilities	29,624	(7,891)
Net cash provided by operating activities	84,745	36,204

Cash flows from investing activities:
Capital expenditures	(7,600)	(6,561)
Proceeds from sale of assets	6,789	3,906
Changes in restricted cash	(579)	16,827
Other	1,556	(279)
Net cash provided by investing activities	166	13,893

Cash flows from financing activities:
Repayments of long-term debt and capital lease obligations	(103)	(6,032)
Proceeds from exercise of stock options	1,196	2,458
Tax impact from equity-based compensation	4,677	7,834
Purchases of common stock	(29,512)	(15,131)
Tax payments for restricted stock upon vesting	(3,632)	(4,308)
Payments of common stock dividends and equivalents	(13,965)	(11,053)
Net cash used in financing activities	(41,339)	(26,232)

Effect of exchange rate changes on cash and cash equivalents	564	128

Change in cash and cash equivalents	44,136	23,993

Cash and cash equivalents, at beginning of period	30,855	14,383

Cash and cash equivalents, at end of period	$74,991	$38,376

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